Exhibit 10.1

Alcatel-Lucent/ESPRE Collaboration Agreement	Final

COLLABORATION AGREEMENT

THIS Collaboration AGREEMENT (“Agreement”) is made this 17th day of November 2008 between ESPRE Solutions, Inc. having a registered office at 5700 West Plano Parkway, Suite 2600, Plano, TX 75093 (hereinafter referred to as "ESPRE") and Alcatel-Lucent USA Inc., having an office at 600 Mountain Avenue, Murray Hill, NJ, 07974 (hereinafter referred to as "Alcatel-Lucent"). (hereinafter also collectively referred to as “the Parties” and individually as a “Party”)

WHEREAS

-	Alcatel-Lucent provides network products, technical infrastructure, network integration, deployment and professional services;

-	ESPRE is a media solutions and technology company and provides web based video conferencing and collaboration solutions;

-
Alcatel-Lucent and ESPRE both wish to be able to supplement their respective product offerings with the other party’s products and services in order to have the ability to offer integrated products and services solutions in [REDACTED]

-
Alcatel-Lucent and ESPRE both wish to collaborate to pursue and accelerate sales opportunities for solutions in the market segment identified above, as and when they arise, and desire to define their respective rights and obligations during the submission of any joint tender or proposal which may arise from said opportunities;

NOW, THEREFORE, in consideration of the above recitals and mutual covenants, Alcatel-Lucent and ESPRE agree as follows:

1. PURPOSE AND PERMISSION TO PROMOTE

1.1	Purpose

The purpose of this Agreement is to define the relationship between Alcatel-Lucent and ESPRE in support of an integrated solution for [REDACTED] and the terms and conditions under which the Parties will represent to potential Customers such relationship in delivering an integrated solution, as well as to set in place certain expectations between the Parties as to the marketing of such integrated solutions. Successful results under this Agreement will depend, in part, on the following:

(1)	Enabling comprehensive solutions and offers to target accounts;
(2)	Establishment of a [REDACTED]

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(3)	Joint product planning and solution [REDACTED] development to offer a differentiated solution;
(4)	Joint end-to-end solution integration and validation; and
(5)	Reference selling and mutual recommendations leading to future business.

1.2	Permission to Promote

Pursuant to the terms and conditions of this Agreement, each Party is hereby permitted to promote, to potential Customers, as defined below, the Parties intent to jointly support [REDACTED] with each Party furnishing the following:

1.2.1	ESPRE: The following list identifies key services and applications that either exist today or will be added in the future and the related applications ESPRE can deliver to the market place:

•	A suite of web-based video solution products and services, including VUELive, VUExpert, VUEShare and VUECast
•	Video compression technologies and solutions

1.2.2
Alcatel-Lucent: The following list identifies key services and applications that either exist today or will be added in the future and the related devices Alcatel-Lucent can deliver to the market place:

•	Alcatel-Lucent network infrastructure products and services that extend into the home
•	A full solution to the marketplace as it relates to [REDACTED] which will be an end to end solution and may include the products and services of additional parties
•	End-to-end or master network services integrator through its Global Services business

2. Collaboration on Customer Opportunities and Joint Developments

2.1	Collaboration and Customer Opportunities

2.1.1
This Agreement is [REDACTED] and entered into by the Parties to facilitate the ability for Alcatel-Lucent and ESPRE to work together to jointly develop and bid solution opportunities for [REDACTED]. This Agreement provides the terms and conditions which define how each Party will provide the opportunity to the other Party to propose such Party’s products and services in a full service solution.

2.1.2
When appropriate, the Parties will mutually recommend each other’s products as being advantageous in [REDACTED] to potential Customers. Notwithstanding the aforementioned, each Party shall have complete discretion in determining whether, and to what extent, to participate with the other Party in a joint bid or offer.

2.1.3
The Parties agree that, from time to time, additional customer and collaboration opportunities, other than those anticipated under this Agreement, with each other and other third parties may be presented by a Party. Each Party agrees to consider any such opportunity offered by the other Party. Participation will be at the sole discretion of the Party.

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2.2	Joint Developments

2.2.1
Pursuant to the terms and conditions of this Agreement, the Parties may determine to jointly develop and bid [REDACTED]. Such joint development will be solely pursuant to a joint development agreement that will define the commercial terms and conditions, including, milestones for delivery, any related costs, and intellectual property ownership and/or interest rights.

2.2.2
The Parties do not anticipate the creation of any intellectual property under this Agreement, as set forth in Section 2.2.1. However, if intellectual property is created under this Agreement, such as for example in developing and [REDACTED] then it shall be owned as specified below in Sections 9.3, 9.4, 9.5, and 9.6.

3. Joint Integration and [REDACTED]

3.1	Management of Relationship

The Parties will meet regularly at such times as mutually agreed upon to review the [REDACTED] and to decide whether opportunities exist for joint marketing.

3.2	Service [REDACTED]

The Parties agrees that various consumer services are possible under [REDACTED]. The Parties agree to investigate opportunities to collaborate on ideas leading to joint service and systems [REDACTED] using both Parties’ products. Any necessary and agreed upon equipment and expertise to prove such[REDACTED] will be delivered by the Parties into[REDACTED] housed in Alcatel-Lucent’s facilities [REDACTED]. These labs will be used to [REDACTED].

3.3	Requirements Sharing and Product Planning

The Parties will share product requirements that become understood to the Parties via the joint service [REDACTED] activities as may be necessary for interoperability between the products furnished by each Party.

3.4	End-to-End Service Validation

[REDACTED] for Customers will integrate multiple products from ESPRE and Alcatel-Lucent, and potentially other vendors as required. The Parties agree to an end-to-end service testing based on mutually developed criteria of [REDACTED] and access products from Alcatel-Lucent with end-user applications from ESPRE. This includes sharing expertise and prototype applications and beta releases for validation of interoperability, testing of application robustness and market research for particular service opportunities.

4. Joint Marketing Program, Expenses and Means, Resources and Methods

4.1	Joint Marketing Program

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In support of the marketing effort as envisioned under this Agreement, and as mutually agreed to by the Parties, the Parties will pursue the following activities:

•	Development and release of a joint press release to gain mutually agreed upon maximum exposure;
•	Development of joint key messages and joint material to potential Customers;
•	Providing the other Party a reasonable number of copies of marketing materials free of charge;
•	Participation, as appropriate, in trade shows, executive conferences, and marketing events on dates and at locations mutually agreed to by the Parties;
•
Providing consulting services during normal business hours, as mutually agreed to by the Parties, to address technical questions related to demonstration, marketing, operation, use and installation of the products and/or services;

•	Providing marketing training on dates and at locations mutually agreed to by the Parties, free of charge; and/or
•	Mutually supporting joint public relations road-shows.

4.2	Expenses

The Parties shall bear their own respective expenses with relation to the marketing activities described above except as otherwise agreed upon.

4.3	Means, Resources and Methods

Notwithstanding the foregoing, it is expressly agreed that each Party shall remain solely responsible for defining the means, resources and methods for the marketing and distribution of such Party’s core competencies, and the extent of such means and resources shall be subject to business evolution.

5. Demonstrations & Demonstration Systems

5.1	Committed Demonstration Systems

Both Parties commit to setup and maintain, at a minimum, the demonstration facilities that will be available for Customer visits.

5.2	Software Licensing and Hardware Provisioning

For deployment in demonstration systems, to the extent of its rights to do so, each Party will provide the necessary physical hardware and software licenses free of charge to the other Party. For demonstration system components, any software license or hardware components that need to be acquired from a third party (for which a party does not have the intellectual property rights to provide as described in the preceding sentence) will be acquired, at its own costs by the Party requiring its use.

5.3	Support

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Each Party agrees to bear its own costs associated with such Party’s support of the demonstration system.

6. Future Strategic Direction

Both Parties will cooperate to extend mutual market opportunities through direct collaboration such as:

•
[REDACTED] (under separate agreements that will define the commercial terms and conditions, including, milestones for delivery, any related costs, and intellectual property ownership and/or interest rights)

•	Leveraging respective consumer research
•	New market development

7. Term Termination

7.1	Term

This Agreement shall come into force and effect on the last date of the signature of both Parties (the "Effective Date") and shall remain in force for an initial period of [REDACTED] from the Effective Date (hereinafter referred to as "Initial Period"). Thereafter, this Agreement may be renewed for further renewal periods of  [REDACTED] periods upon express written consent of both Parties.

7.2	Termination

7.2.1
Either Party may terminate this Agreement in the event that: (i) the other Party fails to perform any material obligation imposed upon it by this Agreement and such failure is not cured within a [REDACTED] period following the date of the of written notice to the defaulting Party of the non-defaulting Party's intent to terminate, (ii) the other Party becomes or is declared insolvent, becomes the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer over or in respect of its assets, or compounds or makes an assignment for all, or substantially all, of its creditors, or enters into an agreement for the composition, extension or readjustment of all, or substantially all, of its obligations, or (iii) there is an allegation of infringement by one Party of the other Party’s Intellectual Property Rights.

7.2.2	Either Party may terminate this Agreement without cause upon [REDACTED] prior written notice to the other Party.

7.2.3
Upon termination or expiration of this Agreement for whatever reason, each party shall return to the other Party any and all documents, and any and all other information provided to it by the other party, save that either party may retain one copy of such documentation and information for its own quality assurance and recordkeeping purposes in confidence.

8. Limitation of Liability

8.1	Special, Indirect, Punitive or Consequential Damages

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Neither Party shall be liable to the other for any special, indirect, punitive, or consequential damages (including but not limited to loss of profits, business, revenue, good will or anticipated savings and loss of or damage to data), incidental damages or punitive damages, even if advised that any of these types of damages may occur.

[REDACTED]

[REDACTED]

8.3	No Purchase or Sales Commitments

This Agreement is entered into on a commercially reasonable efforts basis. Notwithstanding anything to the contrary herein, neither Party shall have any obligation to generate or have generated a minimum turnover for the other Party during the term hereof. Each Party expressly waives any claim or right to compensation in the case where for whatever reason, at any time during the term of this Agreement or upon termination or expiration thereof, it has not made a minimum volume of sales of its products or services, or has not received the whole or part of the revenue, margin or turnover it expected to receive, irrespective of whether (i) such expectation was known or agreed to by the other Party, (ii) forecasts were provided to the other Party; and/or (iii) a Party has invested time, means, marketing actions and/or resources to generate business.

9. Trademarks – Branding Advertising and Publicity – Indemnification IPR

9.1	Trademarks

9.1.1
Trademarks (hereinafter referred to as the “Trademarks”) shall mean any trademark as well as any trade name which (i) are affixed by a Party on its products or the products’ packaging, and/or used by a Party to designate its services and/or (ii) are used in any marketing materials provided by a Party.

9.1.2
Each Party authorizes the other Party to use the other Party’s Trademarks solely for the promotion of products and services falling within the scope of this Agreement (“Joint Offering”) in accordance with the terms and conditions of this Agreement and in particular with the Alcatel-Lucent and/or ESPRE graphic standards guidelines or other written instructions regarding the use of each Party’s Trademarks, which each Party will provide to the other upon request. Such an authorization which is not a license is royalty free, nonexclusive and nontransferable and grants to each Party no right in the other Party’s Trademarks other than said authorization to use as provided herein. In particular, no Party is authorized to affix the other Party’s Trademarks on any of its products or packaging or on any documentation that does not relate to the Joint Offering.

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9.1.3
Each Party undertakes not to apply for registering or register or the like the other Party’s Trademarks, as mark, trade name, Internet domain name or otherwise, for any product or service, in any country in the world. Before any release by a Party on any media (including Internet) of any new material (including without limitation, brochures, leaflets and other marketing documentation) using the other Party’s Trademarks, prior written approval shall be obtained from this Party

9.1.4
Each Party further undertakes to strictly comply with the other Party’s requirements for the use of its Trademarks at all times and pursuant to its written specifications. Marketing and promotional activities include, but are not limited to, internal presentations, case studies, sales and trade show presentations, movies and videos, web content, advertising, and point of sales

9.1.5	Any goodwill attaching to any Party’s Trademarks, shall belong to their respective owners.

9.1.6
In addition to the above, ESPRE shall be authorized to use the “in collaboration with ALCATEL-LUCENT” logo to promote the collaboration with Alcatel-Lucent under this Agreement. This authorization of use shall be given to ESPRE upon execution of this Agreement pursuant to a separate agreement substantially in the form of the enclosed draft as provided in Annex;

9.2	Advertising and Publicity

9.2.1
Each Party grants to the other the right to use the other Party’s marketing materials as provided by the owning Party in support of the joint marketing activities contemplated under this Agreement. The receiving Party shall not alter the marketing materials in any manner, except as authorized in writing by the owning Party.

9.2.2
Each Party may advertise and promote the Joint Offering with the other Party’s written consent and in a manner intended to achieve optimum development of the business in accordance with the terms and conditions of this Agreement. Each party shall obtain the written approval of the other Party prior to the implementation of any advertising campaign that includes the joint offer and/or the other Party’s tradename or trademarks, including but not limited to the “in collaboration with ALCATEL-LUCENT” logo.

9.3	Copyright in the Offering Documentation.

Alcatel-Lucent shall own all right, title and interest, including without limitation copyright, in and to jointly developed offer documentation, such as, but not limited to, marketing materials, installation manuals, and user manuals. ESPRE shall grant to Alcatel-Lucent a nonexclusive, nontransferable, royalty-free license to use ESPRE's copyrighted materials solely for the purpose of inclusion in jointly developed offer documentation and in any derivative works thereof. Where a derivative works is (i) any work of authorship that is based, in whole or in part, upon one or more preexisting works (e.g., the marketing materials), such as a revision, modification, translation, abridgment, condensation, expansion or any other form in which such preexisting works may be recast, transformed or adopted and (ii) which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement.

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9.4	Intellectual Property Rights in Joint Information

Subject to Section 9.3, all Joint Information (defined below in this Section 9.3), except publicly known information, shall, if in written or other tangible form, be marked “PROPRIETARY Alcatel-Lucent-ESPRE” and shall be maintained confidential by both Parties. Any Joint Information, except publicly known information, if in intangible form shall be reduced to a written or other tangible form within [REDACTED] and marked accordingly. Subject to a Party’s preexisting rights in any solely owned information contained in the Joint Information, the Parties shall own the Joint Information jointly. Each Party may use the Joint Information, royalty-free, for any purpose subject to any provisions in this Agreement. A Party may disclose or license the Joint Information, or any portion thereof, to a third party without the permission of and without accounting to, the other party provided that such third party agrees to confidentiality provisions for the Joint Information which are not less restrictive than the provisions herein. Joint Information may be disclosed for purposes of obtaining patent protection pursuant to the provisions of this Section 2.2. Joint Information means any newly developed manufacturing process information, product, service, software, technical information or other information that is developed while doing work specific to the Development Project by a contribution of one or more of one Party’s employees, agents or consultants jointly with one or more of the other Party’s employees, agents or consultants specifically in performing work under this Agreement, and not covered by another Agreement between the Parties. The term does not mean and does not include any existing intellectual property, product or underlying information of a Party developed prior to the Effective Date of this Agreement or during the term of this Agreement solely by or on behalf of Alcatel-Lucent or ESPRE.

9.5	Sole Inventions

All right, title and interest in and to inventions, patents, works of authorship, trade secrets, knowhow or any other intellectual property created solely by a Party specifically in performing work under this Agreement, and not covered by another Agreement between the Parties, which inventions are not made jointly with employees, contractors, consultants or agents of the other Party, shall remain vested in the Party which created it. Either Party may file patent applications for its sole inventions, but neither Party shall be required to file such patent applications, secure any patent or maintain any patent.

9.6	Joint Inventions

For purposes of this Agreement, a “Joint Invention” shall mean any invention made jointly by one or more of Alcatel-Lucent’s employees, contractors, consultants or agents, working on the Development Project, with one or more of ESPRE’s employees, contractors, consultants or agents, which Joint Invention is first conceived or first actually reduced to practice specifically in performing work under this Agreement, and not covered by another Agreement between the Parties. The following provisions of this Section 9.6 shall apply only with respect to any Joint Invention:

(i)
 Alcatel-Lucent shall have the first right to file a patent application in the United States on such Joint Invention and it shall promptly notify ESPRE whether it elects to file such application. ESPRE shall have the right to file a patent application in the United States on such Joint Invention in any case in which Alcatel-Lucent does not elect to so file.

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(ii)
The Party that elects to file a patent application on such Joint Invention in the United States shall have the first right of election to file a corresponding patent application in each foreign country or, where applicable, community of countries. Such Party shall notify the other Party of those foreign countries, if any, in which it elects to file such patent applications. The other Party shall have the right to file patent applications on such Joint Inventions in all other foreign countries.

(iii)
The expenses for preparing, filing and prosecuting each application, and for issue of the respective patents, shall be borne by the Party which prepares and files the application, except that expenses associated with official patent office fees, taxes, annuities and translation costs, if applicable, shall be equally divided between Alcatel-Lucent and ESPRE, and paid as specified in Section 9.6(iv). The other Party shall have the right to review and comment on each such application prior to its filing, and shall furnish the filing Party with all documents, information, or other assistance that may be necessary for the preparation, filing and prosecution of each such application.

(iv)
In the case of an application for patent that is filed in a country that requires the translation of the application or payment of taxes, maintenance fees or annuities on a pending application or on an issued patent, the Party that files the application shall pay such taxes, maintenance fees or annuities on the pending application or the issued patent and shall invoice the other Party for one-half (1/2) of all such expenses, which shall be payable by the other Party within [REDACTED] of the invoice.

(v)
In the event that a Party does not wish to pay its share of expenses associated with a patent application or an issued patent in any country as specified in Section 9.6(iv), such Party shall notify the other Party in writing of its refusal to share in such expenses, and shall assign all its right, title and interest in such patent application or issued patent in such country to the other Party, subject to existing licenses and rights granted by such Party to third parties. Concurrent with the execution by such Party of all necessary documents associated with such an assignment, the other Party shall grant to the Party and its Related Companies personal, nontransferable, nonexclusive, royalty-free, licenses (with no sublicensing rights) under such patent application or issued patent to make, have made, use, lease, sell, offer for sale and import. Such nonexclusive licenses shall be for any and all products and services of the kinds furnished or used in the operation of the Party’s and its Related Companies’ businesses.

(vi)
Subject to the provisions of Section 9.6(v), the Parties shall each have an equal title interest in each application and patent for such Joint Inventions, with ESPRE holding an undivided one-half (1/2) interest and Alcatel-Lucent holding an undivided one-half (1/2) interest.

(vii)
Subject to the provisions of Section 9.6(v), each Party shall have the right to grant nonexclusive licenses under applications and patents covering such Joint Inventions, and each Party hereby consents to the granting of such licenses by the other Party. Each Party shall have the right to retain all royalties that it receives for granting licenses, without accounting therefor to the other Party.

9.7
No Additional Licenses Unless otherwise specifically expressed herein, no license to, or right (including, but not limited to ownership of a Party, under any patent, patents, copyright, trade secrets, trademarks, service marks, trade names or any other intellectual property rights, is either granted or implied by the conveying of any information to such Party. None of the technical or other information which may be disclosed or exchanged by the Parties shall constitute any representation, warranty, assurance, guarantee or inducement by either Party to the other of any kind, and, in particular, with respect to the noninfringement of patent or any other intellectual property rights, or other rights of third persons or of either Party

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10	Miscellanea

10.1	Notices

Notices must be in writing and must be communicated by confirmed facsimile, certified or registered mail, overnight mail or personal delivery as indicated here below at Sections 10.1 and 10.2

10.1.1	Except as provided under Section 10.1.2 hereafter, any notice or demand described in this Agreement or required by law must be addressed as follows:

For Alcatel-Lucent:

Alcatel-Lucent	and	Alcatel-Lucent
[REDACTED]		[REDACTED]
[REDACTED]		[REDACTED]
[REDACTED]		[REDACTED]
[REDACTED]		[REDACTED]
[REDACTED]		[REDACTED]

For ESPRE:

ESPRE Solutions, Inc.
Attn: William J. Hopke
5700 West Plano Parkway
Suite 2600 Plano, TX 75093

10.1.2	Any notice or demand to AlcatelLucent as provided under Sections 9.1 and 9.2 shall be submitted to one of the following approvers no less than 5 business days in prior to production.

[REDACTED]	and	[REDACTED]
[REDACTED]		[REDACTED]
[REDACTED]		[REDACTED]
[REDACTED]		[REDACTED]
[REDACTED]		[REDACTED]
[REDACTED]		[REDACTED]
[REDACTED]		[REDACTED]

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10.1.3
The effective date of a notice will be (1) the date of a facsimile evidenced by a successful facsimile transmission report, (2) five (5) days following the date mailed for certified or registered letters, (3) two (2) days following the date mailed for overnight letters, or (4) when delivered, if in person, by courier or by commercial delivery service. The above addresses may be changed at any time by giving written notice as provided above.

10.2	Assignment

Neither this Agreement or any of either Party’s rights or obligations herein may be assigned or transferred without the prior written consent of the other Party and any attempt to do so shall be without effect.

Notwithstanding the foregoing, Alcatel-Lucent may assign this Agreement to an Affiliate without the other Party’s written consent. An Affiliate shall mean a party controlling, controlled by, or under common control as a Party, where control means (i) right to control (directly or indirectly) the majority of shares or other securities entitled to vote for election of directors (or other managing authority); or (ii) owning and controlling (directly or indirectly) the majority of whose ownership interest representing the right to manage such corporation or other legal entity, if it does not have outstanding shares or securities.

10.3	Force Majeure

Neither Party will be considered in default or liable for any delay or failure to perform any provision of this Agreement if such delay or failure arises directly or indirectly out of an act of God, acts of the public enemy, strikes, labor disputes, freight embargoes, quarantine restrictions, insurrection, riot, and other such causes beyond the reasonable control of the Party responsible for the delay or failure to perform. The affected Party shall notify the other Party within [REDACTED] of the occurrence.

10.4	Confidentiality

10.4.1
During the Term of this Agreement and for [REDACTED] from the date of disclosure (the “Protection Period”), each Party will protect and ensure that its Affiliates will protect “Confidential Information” (as defined below) by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of the Confidential Information as the Party uses to protect its own Confidential Information of a like nature. Each Party will provide reasonable prior notice to the other Party and will support the disclosing party is seeking a protective order if required to reveal the Confidential Information under a subpoena, court order or other operation of law. At the end of the Protection Period, the confidentiality obligations end. “Confidential Information” is information that (i) is specifically itemized in this Agreement, or (ii) is both described generally in this paragraph and (a) marked at the time of disclosure to show its confidential nature, or (b) unmarked (for example, orally or visually disclosed) but treated as confidential at the time of disclosure, and described in detail and designated to show its confidential nature in a written message sent to the other Party within [REDACTED] after disclosure, or (c) due to its character, nature, or method of transmittal, a reasonable person under the circumstances would treat as confidential, except that Confidential Information does not include information that satisfies an “Exception,” or (d) the [REDACTED] described in Section 3.2 and all information ESPRE observes in such lab, whether or not marked or designated as confidential. Confidential Information is only Confidential Information from the time of disclosure until the earlier of the time when an Exception is satisfied or the Protection Period ends. Confidential Information shall generally include any information concerning this Agreement, the business and research activities and interest of a Party, and any confidential information such as technical or commercial data, price structures, costs or administrative information made available to the other Party or which it may have learned in the performance of this Agreement.

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10.4.2	An “Exception” will mean information which:

•	was already in the possession of the recipient prior to disclosure by the disclosing Party without any restrictions, or
•	was already, or becomes, part of the public domain without violation of this Agreement , or
•	was acquired by the recipient Party from a third party without any obligation of confidentiality, or
•	is approved for release by prior written authorization by the disclosing Party, or
•	is independently developed or learned by the recipient Party without use of the confidential information of the disclosing Party or breach of this Agreement;
•	is disclosed by the recipient Party with the disclosing Party’s prior written approval; or
•
is obliged to be produced (after notice to the disclosing Party by the recipient Party whenever it is possible) under applicable law or any other law or regulation including any order of a court jurisdiction, after seeking further protection

10.5	Expenses

The Parties will be solely responsible for the expenses they individually incur as it relates to this Agreement and both Parties will exercise reasonable efforts to minimize expenses associated with meetings including, but not limited to, meeting via telephone, personal computer conferencing, exchanging documents electronically, and/or using email or fax machines.

10.6	Governing Law

This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of [REDACTED] as applied to contracts formed and intended to be performed within such state, to the exclusion of its conflicts of law provisions.

10.7	Dispute Resolution and Arbitrations

10.7.1
In the event of a dispute, prior to taking any other legal actions, an aggrieved Party shall provide written notice to the other Party of its intention to engage in informal discussions to resolve the dispute pursuant to this Section. For a period of no more than [REDACTED] from the date of such notice, unless otherwise extended by mutual agreement, authorized representatives of both Parties will endeavor, in good faith, to settle the dispute.

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10.7.2
In the event the authorized representatives are unable to resolve the dispute within such [REDACTED] either Party may provide written notice to the other Party requesting escalation of the dispute to the Parties’ next appropriate level of management (”Senior Representatives”). The Parties will use good faith efforts to schedule the meeting of the Senior Representatives within [REDACTED] from such notice. The Senior Representatives will meet to discuss the matter and will endeavor, in good faith, to settle the dispute within [REDACTED] from the meeting.

10.7.3
If the Parties’ Senior Representatives are not able to resolve the dispute within [REDACTED] from the meeting and unless otherwise agreed upon, the Parties shall submit the dispute to arbitration as defined below.

10.7.4	All statutes of limitations shall be tolled during this dispute resolution process.

[REDACTED]

[REDACTED]

[REDACTED]

[REDACTED]

10.8	Non-Exclusivity

10.8.1
Each Party may offer to any of its potential customers (either by itself, together with third parties or, in its discretion, authorize other parties to offer) any of its products and/or services in the territory including, without limitation, any of its products or services relating to its core competencies. Nothing contained in this Agreement is meant to be, and nothing shall be construed as, a limitation or a restriction upon either Party in the sale or licensing of any of its products or services within the territory at whatever price or terms of sale such Party may deem appropriate.

10.8.2
Furthermore either Party may independently develop, acquire and market materials, products and services that may be competitive with (despite any similarity to) the other Party’s products or services or the joint offering.

10.8.3
The Parties hereto shall act as independent contractors in the performance of this Agreement. This Agreement does not create a partnership or joint venture between the parties hereto, or the relationship of employer and employee or of principal and agent, and neither party shall represent otherwise to a third party. Neither party shall act as agent for, nor ESPRE of, the other party for any purpose whatsoever, and the employees of one party shall not be deemed to be employees of the other party.

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10.8.4
A joint offering to a specific customer in response to a Request for Proposal or similar document shall be made pursuant to a separate Teaming Agreement that will set out the details of the joint proposal and the obligations of the Parties with regard to it.

10.9	No Right to Bind or Commit the Other Party

Nothing in this Agreement shall be construed to grant either party the right to make commitments of any kind for or on behalf of the other party without the prior written consent of the other party and neither party shall have any power, right or authority to bind the other party or to assume or create any obligation or responsibility, whether expressed or implied, on behalf of the other party.

11.10	Entire Agreement

This Agreement represents the complete understanding of the Parties as it relates to the subject matter of this Agreement, and except for the nondisclosure agreement, supersedes any prior agreements, understandings and/or communications between the Parties as it relates to the subject matter herein. This Agreement cannot be modified except in writing, which must be signed by an authorized representative of each Party.

IN WITNESS WHEREOF, ESPRE and Alcatel-Lucent have each caused this Agreement to be signed and delivered by their duly authorized representatives the day and year first above written.

FOR AND ON BEHALF OF:

ESPRE Solutions, Inc.	Alcatel-Lucent USA Inc.

Signed:	Signed:
Printed Name:	Printed Name:
Title:	Title:
Date:	Date:

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Alcatel-Lucent/ESPRE Collaboration Agreement	Final

ANNEX

AUTHORIZATION OF USE AGREEMENT

This agreement is entered into on November 17, 2008 (the “Effective Date”) by and between

ALCATEL LUCENT, a French company having its registered office at 54, rue La Boétie 75008 Paris, France (hereafter “ALU”)

ALCATEL-LUCENT USA INC., a corporation organized and existing under the laws of Delaware, having its principal place of business at 600 Mountain Avenue, Murray Hill, NJ079740636, United States of America (hereafter “Alcatel-Lucent”)

on the one hand,

and

ESPRE Solutions, Inc., a corporation organized and existing under the laws of Nevada, having its principal place of business at 5700 West Plano Parkway, Suite 2600, Plano, TX 75093 (hereafter “ESPRE”)

on the other hand,

(for ALU, ALCATEL-LUCENT and ESPRE, individually a “party” and together, the “parties”)

WHEREAS, ALU and ALCATEL-LUCENT respectively or jointly are the owners of rights in the names / trademarks and service marks ALCATEL, ALCATEL-LUCENT, LUCENT and the “in collaboration with ALCATEL-LUCENT” logo as shown in Annex (the latter hereinafter referred to as the “Mark”),

WHEREAS, on November 17, 2008, ESPRE and ALCATEL-LUCENT an ALU Subsidiary (under the present agreement, “ALU Subsidiary” means : any company which, at the pertinent time, through direct or indirect ownership of more than fifty percent (50%) of the voting stock, is controlled by, under common control with, or in control of ALU ; the term "control" meaning the power to elect directors) have entered into an agreement (the “Collaboration Agreement”) whereby they will collaborate to promote integrated products and services in the [REDACTED].

WHEREAS, in order to refer to the relationship between ESPRE and ALCATEL-LUCENT under the Collaboration Agreement, ESPRE wishes to use the Mark and ALU and ALCATEL-LUCENT wish to authorize such a use under the conditions set forth in the present agreement.

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NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS,

Article 1 – Authorization of use

1.1 ALU and ALCATEL-LUCENT hereby grant to ESPRE a royalty free authorization to use the Mark in its documentation including on its Web site. This authorization is strictly limited to the sole purpose of promoting the collaboration existing under the Collaboration Agreement and with respect to the products and services falling within the scope of the Collaboration Agreement. This authorization is nonexclusive, personal in nature to ESPRE, nontransferable, does not convey any licensing or sublicensing rights to ESPRE, does not give ESPRE any right or interest in the Mark except the right to use it as described in the present agreement, and shall not inure to the benefit of any successor in right or interest of ESPRE.

1.2 Under the present agreement, ESPRE is not entitled to file or proceed with, any action whether defensive or offensive-based on the Mark.

1.3 ESPRE further undertakes not to apply for registering or register or the like the Mark or any distinctive part thereof, as mark, name, Internet domain name or otherwise, for any product or service, in any country in the world.

Article 2 – Usage of the Mark

ESPRE agrees that:
-	it shall use the Mark in strict accordance with the Alcatel-Lucent CoMarketing Branding Logo Guidelines as attached in Annex (the “Guidelines”),
-	it shall strictly comply with ALU and ALCATEL-LUCENT’s further requirements for the use of the Mark at all times, pursuant to their written specifications ;
-
samples of initial and of each new use of the Mark on any material including on the Internet (the “Samples”) shall be sent by ESPRE for prior written approval of ALU and ALCATEL-LUCENT at the address indicated in the Guidelines; any Sample approved by ALCATEL-LUCENT shall be deemed to have received approval on behalf of ALU as well,

If needed in order to prepare material bearing the Mark, ESPRE may request appropriate additional information or templates at the address indicated in the Guidelines.

Article 3 – Termination

3.1 The term of the present agreement shall be coterminous with the Collaboration Agreement.

3.2 ALU and ALCATEL-LUCENT may also terminate the present agreement in their sole discretion at any time upon [REDACTED] notice, in particular in the event ESPRE uses the Mark in any manner inconsistent with the provisions of this agreement.

3.3 Upon termination of the present agreement, ESPRE shall immediately cease any use of the Mark, shall refrain from displaying any material bearing the Mark and shall deliver to ALU or ALCATEL-LUCENT, free of any charge, any material bearing the Mark which are in its possession or under its control.

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Article 4 Warranty

ESPRE shall indemnify ALU, ALCATEL-LUCENT and any ALU Subsidiary from and against any claim or legal action from any third party arising out from any use of the Mark by ESPRE not conform to the present agreement. ESPRE shall compensate ALU and/or ALCATEL-LUCENT and/or any ALU Subsidiary as the case may be, without limitation, for all damages and consequences of such claims and actions, including attorney fees.

Article 5 – Notices

All written notices to be given under the present agreement shall be in English language and addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder:

if to ALU and/or ALCATEL-LUCENT (except for the Samples as defined at article 2) :

ALCATEL-LUCENT
Attn : General Trademark Counsel
54, rue La Boétie
75008 Paris,
France
trademark.department@Alcatel-Lucent.com

if to ESPRE:

ESPRE Solutions, Inc
Attn: William J. Hopke, President
5700 W. Plano Parkway, Suite 2600
Plano, TX 75093

Article 6 Entire agreement / Invalidity / Surviving provisions

6.1 The present agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, it being understood and agreed that all prior and contemporaneous representations, statements, understandings and agreements, oral or written, between the parties are merged into this present agreement, which alone fully and completely expresses the parties agreement.

6.2 If any provision of the present agreement shall for any reason be found or held to be invalid or unenforceable, such a finding or holding shall in no way affect the validity or enforceability of any other provision of this agreement.

6.3 The provisions under articles 1.2, 1.3, 3.3, 4, 5 and 7 shall survive the termination of the present agreement.

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Alcatel-Lucent/ESPRE Collaboration Agreement	Final

IN WITNESS WHEREOF, the parties hereto have caused the present agreement to be executed by the authorized representative designed below as of the Effective Date

(signed in 2 originals : 1 for ALU and ALCATEL-LUCENT, 1 for ESPRE)

For ALCATEL LUCENT	For ALCATEL-LUCENT USA INC.

[REDACTED]	[REDACTED]
name	name

General Trademark Counsel	General Trademark Counsel
title	title

For ESPRE Solutions, Inc.

William J. Hopke
name

President and CEO
title

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Alcatel-Lucent/ESPRE Collaboration Agreement	Final

ANNEX Alcatel-Lucent
Co-Marketing Branding Logo Guidelines

Alcatel-Lucent customer cobranding logo is to be used for Alcatel-Lucent customer marketing materials only.

Please delete all previous co-branding logos and use the “in collaboration with” logo for all customer co-branding applications.

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Brand & Logo Usage Guidelines

Logo Elements

Logo elements may not be modified or altered
Linking Phrase:

•The customer co-marketing logo includes the linking phrase "In Collaboration with."
Icon:

•The “A” and “L” are written in a fluid manner, which implies movement. Purple symbolizes ambition and is associated with creativity, wisdom, and dignity.
WordMark:
•A strong contemporary typeface with the combined name Alcatel-Lucent.

General Usage Guidelines:

•	The “In collaboration with” logo can never be combined with any other logo to form a composite logo.

•	The “In collaboration with” logo may not be altered in any way from the way it is provided by Alcatel-Lucent.

•	The “In collaboration with” logo may not be used for any other purpose without permission.

•	The “In collaboration with” logo may be reproduced in all black or with the Wordmark in black and the Icon and stylized hyphen “dot” between the words Alcatel and Lucent in purple (Pantone 266).

•	The “In collaboration with” logo must always maintain a minimum staging of 1/2 the diameter of the Icon of clear space around the entire logo.

•
Preferred placement of the “In collaboration with” logo is on a white or light color background. If placed over a dark color background a white frame must be placed behind the logo, which includes the minimum clear space

o	The logo can be placed on a screened background as long as the logo is clearly visible and the background is of high contrast.

•	The Brand Strategy and Advertising Group must receive a layout of all materials that include the “In collaboration with” logo for review and approval prior to production.

o	These materials must be submitted to one of the following approvers no less than 5 business days in prior to production.

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[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]
[REDACTED]	[REDACTED]

Print Usage Guidelines
Logo Size:

•	The "In Collaboration with” logo must be smaller than the customer logo. A general formula is half the size of the length and width of the customer logo.
•	“In Collaboration with” must be at least one and a half (1 1/2) inches in width.
•	Vertical height must be no less than 50% of the customer’s logo measured diagonally or vertically, whichever is greater.

Logo Position:
•	Must appear in the lower left or right corners of the advertisement, or embedded in the copy block.
•	May not be part of the visual element of the promotional material. There should be a space of at least 1/2 of the height of the Icon between the entire signature and any edge of the printed surface.
•	The area surrounding the logo should be even, un-patterned, and free from typography, illustration or other graphic elements.

Logo Color:
•	In color applications, the Icon and stylized hyphen “dot” must always be printed in Pantone 266; process mix CMYK; C70, M85, Y0 K0 or RGB; R105, G80, B161.
•	The logo may be reproduced in black.

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Alcatel-Lucent/ESPRE Collaboration Agreement	Final

Media Usage Guidelines
Television, Inflight, and Infomercials:
•	“In Collaboration with” must be incorporated into the broadcast in appropriate context.
•	“In Collaboration with” must appear for at least three (3) seconds in a :30 second commercial.
•	Minimum of a five (5) word voiceover copy mention must be included and may not appear in legal disclaimer tag.

Radio Advertising:
•	Must be at least one mention of Alcatel-Lucent and/or products per 60-second spot and may not appear in legal disclaimer tag.

Screen Placement:
•	Must be completely within the title-safe area and must not be less than 50% of the customer’s logo measure vertically or diagonally, whichever is greater.

Outdoor Advertising:
•	“In Collaboration with” must not be less than 50% of the customer’s logo measured vertically or diagonally, whichever is greater.

Alcatel-Lucent – ESPRE Confidential Use
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